                       Atlantic Asset Management, L.L.C.

                Code of Ethics and Personal Trading Compliance


Section 270.17-j of the Investment Company Act of 1940 requires that each investment advisor adopt a written code of ethics and adopt provisions that prevent access persons from engaging in activities that would serve to defraud the investment company or its clients.

As such, AAM has adopted the Code of Ethics and Standards of Professional Conduct developed by the Association of Investment Management and Research. We are aware that potential conflicts of interest may arise in any investment advisory organization. We believe that following these guidelines will serve to minimize any potential conflict of interest. At all times and under all circumstance AAM and its employees will place the interests of our clients first.

Attached is the Code of Ethics that has been adopted by AAM. Please read and retain a copy. All investment personnel are expected to be familiar with the requirements of the Code of Ethics and adhere strictly to them.

Personal Trading Policy:

These reporting procedures for personal trading have been adopted to avoid any conflicts of interest in trading personal security accounts, to prohibit employees from carrying out any transactions that would place their interests above any AAM client and to prevent any trading on inside information that could arise.

All access persons (persons with access to intended security transactions made by the firm) must obtain prior approval from the Compliance Officer for any
             ------------------------------------------------------
personal securities transactions or opening an account (see exemptions).

Brokerage firms should be notified of your employment with AAM and duplicate trade confirms and account statements should be sent to AAM's Compliance Officer. This applies to all accounts where you have a "beneficial interest"/1/. AAM will provide a letter for brokers requesting the necessary information. This must be done for all new accounts and any existing account. If an access person chooses to not have duplicate account statements and confirms sent to AAM, then all trades must be reported on the quarterly transaction reports and a complete list of holdings must be submitted annually.

The following is a list of securities and transactions which are excluded from this reporting policy:

   . U.S. Treasury securities issued

   . Bankers acceptances, bank certificates of deposit, time deposits

   . Commercial paper

   . Repurchase agreements

   . Shares of open-end investment companies

   . Accounts where the employee does not exercise any discretion or investment authority

___________________________
/1/ "Covered accounts" is generally defined when a person is regarded as having benefit ownership or interest of securities held in the name of: a husband, wife or a minor child; a relative (including in-laws, step-children, or step-parent) sharing the same house; anyone else if the person obtains benefits substantially equivalent to ownership of the securities; or can obtain ownership of the securities immediately or at some future time.

                                                           Amended March 1, 2000

Code of Ethics and Personal Trading Compliance
Page Two


Also in conjunction with section 270.17-j of the Investment Company Act of 1940 every access person shall complete and return to AAM's Compliance Officer a transactions summary report within 10 days after the end of the quarter. A sample is attached.

The Amended Rule 17j-1 requires that within 10 days of becoming an access person, the employee must provide an initial holdings report listing all securities beneficially owned by the access person. Annually, a complete holdings report must be submitted to the Compliance Officer by each access person.

The Amended Rule 17j-1 also requires any "investment personnel"2 to obtain pre-approval and review by the Compliance Officer of any investment in an Initial Public Offering (IPO) or private placement (including securities issued under Rule 144A).

Please indicate by signing below that you have received and acknowledge AAM's Code of Ethics and indicate your willingness to comply with the practices set forth herein.



_______________________________                        __________________
Signature                                              Date



__________________________
/2/ "Investment personnel" is defined in Rule 17j-1 to include portfolio managers and other employees of the fund or its investment adviser who participate in making investment recommendations to the fund as well as persons in a control relationship to the fund who obtain information about investment recommendations made to the fund.

                                                           Amended March 1, 2000

                       Atlantic Asset Management, L.L.C.
                        Statement of Security Holdings
                         For the quarter ended 3/31/00


Please use this form to report all securities which you, your immediate family or other members of your immediate household, any trust, estate or account for which you, your spouse or child is the beneficial owner or a fiduciary, or any transaction in which you have a beneficial interest.

Transactions in the following types of securities need not be reported:
Securities issued or guaranteed by the US government or its agencies or instrumentalities, bankers acceptances, bank CD's and time deposits, commercial paper, repurchase agreements and shares of registered open-end investment companies.

                    [_]  None

                    [_]  New account established (summarize below)

                    [_] All my personal financial transactions which involve buying or selling securities not excluded above are summarized below or on the attached beneficial interest statement

                    [_]  A copy of all my financial statements
                         involving the transactions described above are sent directly to AAM's compliance office

Transaction Summary:
--------------------

                        Security     Type of                                 Broker/Dealer
Date      Security      Type         Transaction      Par Value    Price     Executed        Acct #
----      ---------     ----         ------------     ---------    -----     --------        ------


New Account Summary:
--------------------

                                     Are Transactions              Have Duplicate Statements
Date            Broker               Listed Above?                 Been Requested For AAM?
----            ------               -------------                 -----------------------


I certify that the information supplied by me on this form is true and complete to the best of my knowledge.

_______________________________
Printed Name

_______________________________                   ____________________
Signature                                         Date

                                                           Amended March 1, 2000